Exhibit 99.1

Press Release October 14, 2021
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics to Acquire a 45% Minority Interest in New Process Steel

FORT WAYNE, INDIANA, October 14, 2021 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that it has entered into a definitive agreement to acquire a minority equity interest in New Process Steel, L.P. (“New Process Steel” or “New Process”). New Process Steel is a metals solutions and distribution supply-chain management company headquartered in Houston, Texas, with a focus toward growing its value-added manufacturing applications.

“We have enjoyed a strong customer relationship with New Process since our founding,” stated Mark D. Millett, Chairman and Chief Executive Officer. “This minority equity interest enables us to grow our exposure to value-added manufacturing opportunities, while continuing to serve our other long-standing flat roll steel customer needs. New Process Steel has a reputation for high-quality standards and strong customer relationships. With Richard Fant and the current New Process leadership team at the helm, we believe there will be numerous opportunities for value-added manufacturing growth. Steel Dynamics’ focus remains on providing the highest quality steel and service to all of our customers, while creating innovative supply-chain solutions.”

New Process Steel Investment Overview

New Process Steel is a prominent North American metals products manufacturer and supply chain solutions provider, headquartered in Houston, Texas, with two manufacturing locations in Mexico and four manufacturing locations in the U.S., two of which are located at Steel Dynamics’ Butler and Columbus Flat Roll Steel divisions. New Process Steel was purchased in 1952 by Gene Fant, the father of New Process’ current Chief Executive Officer, Richard Fant. Richard Fant has significantly grown, modernized, and diversified New Process during his over 25-year tenure as CEO. He will independently operate New Process as the majority 55 percent equity holder, making all business decisions in the normal course of operations, including steel purchasing and customer supply decisions. New Process employs approximately 950 individuals and is currently Steel Dynamics’ single largest flat roll steel customer.

“I am excited to further our long-time relationship with Mark and the excellent team at Steel Dynamics,” stated Richard Fant, New Process Steel Chief Executive Officer. “I believe this is a great opportunity to accelerate our growth within our value-added metals solutions and supply-chain strategy. The entire New Process team and I are thrilled with this strategic step.”

Transaction Details

This transaction is subject to customary closing conditions and receipt of regulatory approvals. J.P. Morgan acted as financial advisor to Steel Dynamics on the transaction.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not a guarantee of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and steel imports, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as the COVID-19 pandemic; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other resources are subject to volatile market conditions; (7) compliance with and changes in environmental and remediation requirements; (8) increased regulation associated with the environment, climate change, greenhouse gas emissions and sustainability; (9) significant price and other forms of competition from other steel producers, scrap processors and alternative materials; (10) availability of an adequate source of supply for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance, (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment.

More specifically, refer to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact: Investor Relations — +1.260.969.3500